EXHIBIT 5


                                                        FILE NO.:  47353.000006

                                 March 11, 1997


The Board of Directors
Cadmus Communications Corporation
6620 West Broad Street, Suite 240
Richmond, VA  23230

                       CADMUS COMMUNICATIONS CORPORATION
                       REGISTRATION STATEMENT ON FORM S-8
                       ----------------------------------


Ladies and Gentlemen:

         We have acted as Virginia counsel to Cadmus Communications Corporation, a Virginia corporation (the "Company"), in connection with the preparation and filing of a registration statement under the Securities Act of 1933, as amended, with respect to 360,000 shares of the Company's Common Stock, $.50 par value per share (the "Shares"), to be offered pursuant to the Cadmus Communications Corporation 1990 Long Term Incentive Stock Plan (the "Plan").

         In rendering this opinion, we have relied upon, among other things, our examination of the Plan and of such records of the Company and certificates of its officers and of public officials as we have deemed necessary. In connection with the filing of such registration statement, we are of the opinion that:

         1. The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

         2. The Shares have been duly authorized and, when issued in accordance with the terms of the Plan and any related Agreement (as defined in the Plan), will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

                                            Very truly yours,

                                            /s/ Hunton & Williams